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     Exhibit 24 - Consent of Independent Auditors

     We consent to the incorporation by reference in Registration Statements No. 33-6910 on Form S-3 filed July 7, 1986 (as amended by Amendment No. 1 filed December 19, 1986, Amendment No. 2 filed January 7, 1987, Amendment No. 3 filed December 23, 1987, and Amendment No. 4 filed August 9, 1989), No. 33-30300 on Form S-3 filed August 2, 1989, No. 33-40327 on Form S-3 filed May 2, 1991, and No. 33-64474 on Form S-3 filed June 17, 1993 of GATX Capital Corporation of our report dated January 25, 1994, with respect to the consolidated financial statements included in this Annual Report on Form 10-K for the year ended December 31, 1993.

                                                ERNST & YOUNG

     San Francisco, California
     March 25, 1994